As filed with the Securities and Exchange Commission on January 18, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AeroCentury Corp.

(Exact name of registrant as specified in its charter)

Delaware	7394	94-3263974
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

3000 El Camino Real,

Bldg. 4, Suite 200, Palo Alto, CA

(650) 340-1888

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Yucheng Hu

Chairman, President and Chief Executive Officer

3000 El Camino Real,

Bldg. 4, Suite 200, Palo Alto, CA

(650) 340-1888

(Name, address, including zip code, and telephone number,

Including area code, of agent for service)

Copies to:

John P. Yung, Esq.

Lewis Brisbois Bisgaard & Smith LLP

333 Bush Street, Suite 1100

San Francisco, CA 94104

(415) 362-2580

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	8,760,935	$8.92	$78,147,540.20	$7,244.28
Total

(1)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(2)	Calculated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee, on the basis of the average of the high and low prices of the registrant’s common stock traded on the NYSE American on January 14, 2022.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated January 18, 2022

Prospectus

AEROCENTURY CORP.

8,760,935 Shares

Common Stock

Pursuant to this prospectus, the selling stockholders identified herein are offering on a resale basis an aggregate of 14,354,635 shares of our common stock that were issued in connection with a private placement we completed on September 30, 2021. We will not receive any of the proceeds from the sale by the selling stockholders of the common stock.

The selling stockholders may sell or otherwise dispose of the common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell or otherwise dispose of the common stock covered by this prospectus in the section entitled “Plan of Distribution” on page 16. Discounts, concessions, commissions and similar selling expenses attributable to the sale of common stock covered by this prospectus will be borne by the selling stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the common stock with the Securities and Exchange Commission.

On December 30, 2021, we implemented a five (5) for one (1) forward stock split (the “Forward Stock Split”) of our issued and outstanding common stock, par value $0.001 per share. References to our common stock in this prospectus have been adjusted to give effect to the Forward Split.

Our common stock is listed on the NYSE American under the symbol “ACY.” On January 14, 2022, the last reported sale price of our common stock was $9.91 per share.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” CONTAINED ON PAGE 4 HEREIN AND IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2020, AS WELL AS OUR SUBSEQUENTLY FILED PERIODIC AND CURRENT REPORTS, WHICH WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION AND ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU MAKE YOUR INVESTMENT DECISION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is , 2022

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events concerning our business and to our future revenues, operating results and financial condition. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “forecast,” “predict,” “propose,” “potential” or “continue,” or the negative of those terms or other comparable terminology.

Any forward-looking statements contained in this prospectus are only estimates or predictions of future events based on information currently available to our management and management’s current beliefs about the potential outcome of future events. Whether these future events will occur as management anticipates, whether we will achieve our business objectives, and whether our revenues, operating results or financial condition will improve in future periods are subject to numerous risks. There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss under the heading “Risk Factors” in this prospectus and in other reports filed from time to time with the Securities and Exchange Commission (SEC) that are incorporated by reference into this prospectus. You should read these factors and the other cautionary statements made in this prospectus and in the documents which we incorporate by reference into this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus or the documents we incorporate by reference into this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using a continuous offering process.

You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find Additional Information” and “Incorporation of Information by Reference” in this prospectus.

You should rely only on the information provided in this prospectus or documents incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. This prospectus covers offers and sales of our common stock only in jurisdictions in which such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

In this prospectus, we refer to AeroCentury Corp. as “we,” “us,” “our,” the “Company” or “ACY.” You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus.

ABOUT AEROCENTURY CORP.

Business of the Company

Through our emergence from bankruptcy on September 30, 2021, and new investors and management, we are a holding company with two subsidiaries: Mega Metaverse Corp. (“Mega”) and JetFleet Holdings Corp. (“JHC”). On January 1, 2022, JetFleet Management Corp. (“JMC”), a wholly-owned subsidiary of JHC, was merged with and into JHC, with JHC being the surviving entity. As part of the merger, JHC changed its name to JetFleet Management Corp. We intend to focus on the emerging GameFi sector through Mega which was recently formed in October 2021. To a lesser extent, we will also continue to focus on third-party management service contracts for aircraft operations through our majority owned subsidiary JHC, which was part of our legacy business.

Through Mega, we intend to focus on the GameFi sector through our first NFT (non-fungible token) game “Mano” anticipated to be released during the first quarter of 2022. Mano is a competitive idle role-playing game (RPG) deploying the concept of GameFi in the innovative combination of NFTs and DeFi (decentralized finance) based on blockchain technology, with a “Play-to-Earn” model in which players can earn financial rewards while they play in Mega’s metaverse universe “alSpace”

Our mission is to enable users to play and earn financial rewards in the metaverse through GameFi. While our proposed future games will be supported in our alSpace universe, Mega’s key plans going forward include: (i) NFT games with Mano as our first game, as well as other games to launch; (ii) an engine and studio where creators can create their own games and launch in our alSpace launch pad; and (iii) a marketplace where players and users can place their in-game NFT and other NFT to sell or to trade for other digital assets. Mega’s proposed revenue model includes: (a) sales of in-game characters and accessories, (b) revenue share of games built by creators using our engine and studio and to launch games in alSpace launch pad, and (c) profit share for NFT sold or traded at alSpace marketplace.

In addition, through our fifty-one percent (51.0%) ownership in JHC, we will continue to focus on third-party management service contracts for aircraft operations. We believe that as passive investor interest in aircraft assets has increased, there has been increasing demand from aircraft investors for professional third-party aircraft leasing and portfolio management. We intend to take advantage of our reputation, experience and expertise in this aircraft management area.

We were also engaged in the business of investing in used regional aircraft equipment and leasing the equipment to foreign and domestic regional air carriers. Previously, we also provided leasing and finance services to regional airlines worldwide. In addition to leasing activities, we also sold aircraft from our operating lease portfolio to third parties. During 2019, we were in default of a credit facility with one of our lenders due to the failure of our largest customer, a European regional carrier. During 2020, the COVID-19 pandemic further impeded our ability to regain compliance with this lender and, in addition, led to significant cash flow issues for many of our customers who were unable to timely meet their obligations under their lease obligations. As a result of lessors being unable to pay their lease payment, this, in turn, adversely affect our ability to make payment under our debt obligation leading us to seek bankruptcy protection on March 29, 2021. We no longer own any aircraft.

Bankruptcy

We and our subsidiaries, JHC and JMCand along with us and JHC (collectively “Debtors”), filed on March 29, 2021 a voluntary petition for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. The filing was made in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) Case No. 21-10636 (the “Chapter 11 Case”). We also filed motions with the Bankruptcy Court seeking authorization to continue to operate our business as “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

On August 16, 2021, in the Bankruptcy Court, the Debtors filed unexecuted drafts of its Plan Sponsor Agreement to be entered into between us, Yucheng Hu, TongTong Ma, Qiang Zhang, Yanhua Li, Yiyi Huang, Hao Yang, Jing Li, Yeh Cheng and Yu Wang, and identifying such individuals, collectively, as “Plan Sponsors” (the “Plan Sponsor Agreement”), and related agreements and documents required thereunder (collectively, with the Plan Sponsor Agreement, the “Plan Sponsor Documents”). The Plan Sponsor Documents were intended to cover the transactions contemplated by an investment term sheet entered into with Yucheng Hu and are part of the Debtors' plan of reorganization as reflected in the Combined Disclosure Statement and Plan filed with the Bankruptcy Court as amended and supplemented from time to time (the “Plan”). On August 31, 2021, the Bankruptcy Court entered an order, Docket No. 0296 (the “Confirmation Order”), confirming the Plan as set forth in the Combined Plan Statement and Plan Supplement.

On September 30, 2021 and pursuant to the Plan Sponsor Agreement, we entered into and consummated the transactions contemplated by a Securities Purchase Agreement with the Plan Sponsor, and Yucheng Hu, in the capacity as the representative for the Plan Sponsor thereunder, pursuant to which we issued and sold, and the Plan Sponsor purchased, 2,870,927 (14,354,635 post-split) shares of our common stock at $3.85 for each share of common stock for an aggregate purchase price of approximately $11,053,069.

Also on September 30, 2021 and pursuant to the Plan Sponsor Agreement, we entered into and consummated the transactions contemplated by a Series A Preferred Stock Purchase Agreement (the “JHC Series A Agreement”) with JHC, pursuant to which JHC issued and sold, and we purchased, 104,082 shares of Series A Preferred Stock, no par value, at $19.2156 per share of JHC Series A Preferred Stock, for an aggregate purchase price of $2 million.

The JHC Series A Preferred Stock is non-convertible, non-transferable, and has the following rights:

Divided Rights. The JHC Series A Preferred Stock, in preference to the Common Stock of JHC (“JHC Common Stock”), shall be entitled to receive quarterly dividends at a rate of 7.50% (the “Dividend Rate”) of the Series A Original Issue Price per annum per share of JHC Series A Preferred Stock commencing in the first fiscal quarter following the first fiscal year for which JHC reports a positive Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) for the preceding 12 month period (the “Initial Profitable Year”).

Liquidation Preference. In the event of a liquidation event, the holders of JHC Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the proceeds of such liquidation event (the “Proceeds”) to the holders of the other series of preferred stock or the JHC Common Stock, an amount per share equal to the Series A Original Issue Price, plus declared but unpaid dividends on such share. The JHC Series A Preferred Stock has the following features:

Redemption. JHC shall have the right to ratably redeem, in whole or in parts, any shares of JHC Series A Preferred Stock at the Redemption Price (as defined below) upon fifteen (15) days prior written notice to the holders of JHC Series A Preferred Stock. In addition, at any time following seven (7) years after the date that JHC first issues any shares of JHC Series A Preferred Stock, and within thirty (30) days upon a written request from the holders of a majority of the outstanding shares of JHC Series A Preferred Stock, all outstanding shares of JHC Series A Preferred Stock shall be redeemed (the date of such redemption, the “Redemption Date”) by JHC by the payment from any source of funds legally available at the Redemption Price (defined below). The redemption price per share of Series A Preferred Stock (“Redemption Price”) shall be equal to:

(i) if redeemed prior to an Initial Profitable Year: (A) the Series A Original Issue Price, plus (B) any declared but unpaid dividends, plus (C) an amount per quarter equal to the Series A Original Issue Price multiplied by the Dividend Rate and divided by four for any full quarterly period for which dividends were not declared that falls within the period beginning on the date such share was issued by JHC and ending on the Redemption Date; or

(ii) if redeemed after an Initial Profitable Year: (A) the Series A Original Issue Price, plus (B) any declared but unpaid dividends, plus (C) an amount per quarter equal to the Series A Original Issue Price multiplied by the Dividend Rate and divided by four for any full quarterly period after the Initial Profitable Year for which dividends were not declared that falls within the period beginning on the date such shares was issued by JHC and ending on the Redemption Date.

In addition, each share of JHC Series A Preferred Stock shall be entitled to one (1) vote on any matter that is submitted to a vote or for the consent of the shareholders of JHC. The JHC Series A Preferred Stock provides the Company with 51% voting control over JHC immediately following its issuance.

Change In Control

As a condition to the closing of the Securities Purchase Agreement, Michael G. Magnusson resigned as President and Chief Executive Officer; Harold M. Lyons resigned as Chief Financial Officer, Treasurer, Senior Vice President, Finance and Secretary; and Michael G. Magnusson, Toni M. Perazzo, Roy E. Hahn, Evan M. Wallach and David P. Wilson resigned as directors of the Company effective October 1, 2021.

Effective as on October 1, 2021, Yucheng Hu, Florence Ng, Jianan Jiang, Qin Yao and Siyuan Zhu (the “Incoming Directors”) were appointed to serve as members on our Board of Directors. The Incoming Directors were designated by the Plan Sponsor pursuant to the Plan Sponsor Agreement to hold office until our next annual meeting. The Board of Directors also appointed Mr. Hu to serve as Chairman, President and Chief Executive Officer; Ms. Ng to serve as Vice President of Operations; and Qin (Carol) Wang to serve as its Chief Financial Officer, Secretary and Treasurer the Company.

Additional Information

AeroCentury is a Delaware corporation incorporated in 1997. Our headquarter is located at 3000 El Camino Real, Bldg. 4, Suite 200, Palo Alto, CA. Our main telephone number is (650) 340-1888. Our website is located at: http://www.aerocentury.com.

RISK FACTORS

An investment in our common stock involves risks. Prior to making a decision about investing in our common stock, you should consider carefully the risks together with all of the other information contained or incorporated by reference in this prospectus, including any risks in the section entitled “Risk Factors” contained in any supplements to this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and in our subsequent filings with the SEC. Each of the referenced risks and uncertainties could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities. Additional risks not known to us or that we believe are immaterial may also adversely affect our business, operating results and financial condition and the value of an investment in our securities.

Risks Related to our Business

The GameFi industry is new and developing and there is no assurance that our games currently under development will be accepted by players.

The development of the GameFi industry is new and continues to rapidly evolve. We intend to develop games with a “Play-to-Earn” model that allows players to earn financial rewards through NFT while they play in Mega’s metaverse universe “alSpace”. Our first NFT game Mano is currently under development and expected to be released during the first quarter of 2022. No assurance can be made that our game Mano will be developed on time and, if developed, that it will generate enough interest in order for players to use and trade their Mano NFTs.

The creation of NFTs for our games is dependent on our ability to develop an acceptable blockchain.

Our ability to create NFTs that can be minted, accepted and transferred is dependent on our ability to develop or engage a third party to develop an accepted and secured blockchain. Failure to develop or engage a third party to develop a secured and reliable blockchain, will adversely affect our ability to create a marketplace where players and users trade their NFTs.

Our alSpace universe is currently under development and no assurance can be given that our alSpace platform will be accepted by others or generate sufficient interest.

Our proposed alSpace metaverse platform is currently under development. It is our intent that the alSpace universe will (i) support our NFT games to launch; (ii) provide an engine and studio where creators can create their own game and use alSpace; and (iii) create a marketplace where players and users place their in-game NFT other NFT to sell and trade. Failure to develop a robust alSpace metaverse universe will adversely affect our business objectives.

Our business will be intensely competitive. We may not deliver successful and engaging games, or players and consumers may prefer our competitors’ products over our own.

Although the development of the GameFi industry is new, we anticipate that competition in our business will be intense. Many new products will be introduced, but we anticipate that only a relatively small number of products will drive significant engagement and account for a significant portion of total revenue. It is anticipated that our competitors will range from mature well-funded companies to emerging start-ups. If we do not develop consistent high-quality, well-received and engaging products that are of interest to players, the lack of interest will adversely affect our business objectives.

Risks Related to our Company

Our filing of bankruptcy may adversely affect our business and relationships.

On August 31, 2021, the Bankruptcy Court entered its Findings of Fact, Conclusions of Law and Order Approving and Confirming the Combined Disclosure Statement and Joint Chapter 11 Plan of AeroCentury Corp., and its Affiliated Debtors. The Effective Date of the Plan occurred on September 30, 2021. Each condition precedent to consummation of the Plan has been satisfied and/or waived.

As a result of our bankruptcy filing:

●	suppliers, vendors or other contract counterparties may require additional financial assurances or enhanced performance from us;

●	our ability to compete for new business may be adversely affected;

●	our ability to attract, motivate and retain key executives and employees may be adversely affected;

●	our employees may be distracted from performance of their duties or more easily attracted to other employment opportunities; and

●	we may have difficulty obtaining the capital we need to operate and grow our business.

The occurrence of one or more of these events could have a material adverse effect on our business, financial condition, results of operations and reputation.

Upon our emergence from Chapter 11, the composition of our stockholder base has changed significantly.

As a result of the concentration of our equity ownership, our future strategy and plans may differ materially from those in the past. Upon our anticipated emergence from Chapter 11, the Plan Sponsors collectively held approximately 65.0% of our common stock, while holders of our legacy equity interests held approximately 35.0% of our common stock. Therefore, the Plan Sponsors have significant control on the outcome of matters submitted to a vote of stockholders, including, but not limited to, electing directors and approving corporate transactions. As a result, our future strategy and plans may differ materially from those of the past. Circumstances may occur in which the interests of the Plan Sponsors could be in conflict with the interests of other stockholders, and the Plan Sponsors would have substantial influence to cause us to take actions that align with their interests. Should conflicts arise, there can be no assurance that the Plan Sponsors would act in the best interests of other stockholders or that any conflicts of interest would be resolved in a manner favorable to our other stockholders.

The composition of our board of directors has changed significantly.

Pursuant to the Plan, the composition of our board of directors changed significantly. Upon our emergence from Chapter 11, our board of directors consisted of five directors, none of whom had previously served on our board of directors. The new directors have different backgrounds, experiences and perspectives from those who previously served on our board of directors and thus may have different views on the issues that will determine our future. There can be no assurance that our new board of directors will pursue, or will pursue in the same manner, our previous strategy and business plans.

Certain information contained in our historical financial statements are not comparable to the information contained in our financial statements after the adoption of fresh start accounting.

Upon our emergence from Chapter 11, we adopted fresh start accounting in accordance with ASC Topic 852 and became a new entity for financial reporting purposes. As a result, we revalued our assets and liabilities based on our estimate of our enterprise value and the fair value of each of our assets and liabilities. These estimates, projections and enterprise valuation were prepared solely for the purpose of the bankruptcy proceedings and should not be relied upon by investors for any other purpose. At the time they were prepared, the determination of these values reflected numerous estimates and assumptions, and the fair values recorded based on these estimates may not be fully realized in periods subsequent to our emergence from Chapter 11.

The consolidated financial statements after our emergence from bankruptcy will not be comparable to the consolidated financial statements on or before that date. This will make it difficult for stockholders to assess our performance in relation to prior periods.

Our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited financial statements included in this prospectus. Our audited financial statements at December 31, 2020 and 2019 and for the years then ended were prepared assuming that we will continue as a going concern.

The report of our independent registered public accounting firm incorporated by reference in this prospectus contains an explanatory paragraph on our financial statements stating that there is substantial doubt about our ability to continue as a going concern due to us having suffered recurring losses from operations, default of our debt obligations under the credit facility, net capital deficiency and filing for protection under the bankruptcy code. Our audited consolidated financial statements have been prepared assuming that we will continue as a going concern and contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. Our ability to continue as a going concern is contingent upon our ability to successfully implement our plan of reorganization, among other factors, and the realization of assets and the satisfaction of liabilities.

Our business depends on the continuing efforts of our management. If it loses their services, our business may be severely disrupted.

Our business operations depend on the efforts of our new management, particularly the executive officers named in this document. If one or more of our management were unable or unwilling to continue their employment with us, it might not be able to replace them in a timely manner, or at all. We may incur additional expenses to recruit and retain qualified replacements. Our business may be severely disrupted, and our financial condition and results of operations may be materially and adversely affected. In addition, our management may join a competitor or form a competing company. As a result, our business may be negatively affected due to the loss of one or more members of our management.

As of December 31, 2020, our internal control over financial reporting was ineffective, and if we continue to fail to improve such controls and procedures, investors could lose confidence in our financial and other reports, the price of our common stock may decline, and we may be subject to increased risks and liabilities.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and the Sarbanes-Oxley Act of 2002. The Exchange Act requires, among other things, that we file annual reports with respect to our business and financial condition. Section 404 of the Sarbanes-Oxley Act requires, among other things, that we include a report of our management on our internal control over financial reporting. We are also required to include certifications of our management regarding the effectiveness of our disclosure controls and procedures. We previously identified a material weakness in our internal control over financial reporting relating to our tax review control for complex transactions. We are in the process of enhancing our tax review control related to unusual transactions that we may encounter but, that control has not operated for a sufficient time to determine if the control was effective as of December 31, 2020. If we cannot effectively maintain our controls and procedures, we could suffer material misstatements in our financial statements and other information it reports which would likely cause investors to lose confidence. This lack of confidence could lead to a decline in the trading price of our common stock.

Compliance with the Sarbanes-Oxley Act of 2002 will require substantial financial and management resources and may increase the time and costs of completing an acquisition.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and report on our system of internal controls and may require us to have such system audited by an independent registered public accounting firm. If we fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties and/or shareholder litigation. Any inability to provide reliable financial reports could harm our business. Furthermore, any failure to implement required new or improved controls, or difficulties encountered in the implementation of adequate controls over our financial processes and reporting in the future, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our securities.

The trading prices of our common stock could be volatile, which could result in substantial losses to our shareholders and investors.

The trading prices of our common stock could be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of other similarly situated companies that have listed their securities in the U.S. in recent years. The securities of some of these companies have experienced significant volatility including, in some cases, substantial price declines in the trading prices of their securities. In addition, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, such as the large decline in share prices in the United States and other jurisdictions.

In addition to market and industry factors, the price and trading volume for our common stock may be highly volatile for factors specific to our own operations including the following:

●	variations in our revenues, earnings and cash flow;

●	announcements of new product and service offerings, investments, acquisitions, strategic partnerships, joint ventures, or capital commitments by us or our competitors;

●	changes in the performance or market valuation of our company or our competitors;

●	changes in financial estimates by securities analysts;

●	changes in the number of our users and customers;

●	fluctuations in our operating metrics;

●	failures on our part to realize monetization opportunities as expected;

●	additions or departures of our key management and personnel;

●	detrimental negative publicity about us, our competitors or our industry;

●	market conditions or regulatory developments affecting us or our industry; and

●	potential litigations or regulatory investigations.

Any of these factors may result in large and sudden changes in the trading volume and the price at which our common stock will trade. In the past, shareholders of a public company often brought securities class action suits against the listed company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

If our common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions, and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5,000,001 or less and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the “penny stock” rules promulgated under the Exchange Act. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

●	make a special written suitability determination for the purchaser;

●	receive the purchaser’s written agreement to the transaction prior to sale;

●	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

●	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If our common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our common stock may be depressed, and you may find it more difficult to sell our common stock.

An active trading market for our common stock may not develop, and you may not be able to easily sell your common stock.

An active trading market for shares of our common stock following our emergence from bankruptcy may never develop or be sustained. If an active trading market does not develop, you may have difficulty selling your shares of common stock or at all. An inactive market may also impair our ability to raise capital by selling our common stock, and it may impair our ability to attract and motivate our employees through equity incentive awards and our ability to acquire other companies by using our common stock as consideration.

If we do not continue to satisfy the NYSE American continued listing requirements, our common stock could be delisted.

The listing of our common stock on NYSE American is contingent on our compliance with the NYSE American’s conditions for continued listing.

On September 11, 2020, we received a deficiency letter from NYSE American notifying us of our non-compliance with NYSE American’s stockholders’ equity listing standards as set forth in Section 1003(a)(i) - (iii) of the NYSE American Company Guide. Subsequently, we submitted a plan to the NYSE American to bring us into compliance with such listing standards within 18 months of receipt of the deficiency letter. On November 25, 2020, we received a letter from the NYSE American notifying us its acceptance of our plan and our continuing listing pursuant to an extension with a target completion date of March 11, 2022.

Should the NYSE American not accept our plan or if in the future, should we fail to meet the NYSE American’s continuing listing requirements, we may be subject to delisting by the NYSE America. In the event our common stock is no longer listed for trading on the NYSE American, our trading volume and share price may decrease and we may experience difficulties in raising capital which could materially affect our operations and financial results. Further, delisting from the NYSE American could also have other negative effects, including potential loss of confidence by partners, lenders, suppliers and employees. Finally, delisting could make it harder for us to raise capital and sell securities.

Sales of a significant number of our common stock in the public market, or the perception that such sales could occur, could depress the market price of our common stock.

In connection with a private placement of 2,870,927 (14,354,635 post-split) shares of common stock that closed on September 30, 2021, we have filed a registration statement allowing the holders thereof to resell the common stock. The sales of those shares of common stock in the public market could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock would have on the market price of our common stock.

Selected Statement of Operations and Balance Sheet Information

The following summary consolidated statements of income and comprehensive income for the nine months ended September 30, 2021 and period from January 1, through September 29, 2021, and the selected balance sheet information as September 29 and 30, 2021, and December 31, 2020, have been derived from our consolidated financial statements incorporated by reference to this prospectus. On March 29, 2021, we and certain of our subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the Bankruptcy Court.

Fresh Start Accounting. Upon emergence from bankruptcy, we adopted fresh start accounting in accordance with Accounting Standards Codification (ASC) Topic 852 – Reorganizations (ASC 852) and became a new entity for financial reporting purposes. As a result, the consolidated financial statements after September 30, 2021 (“Effective Date”) are not comparable with the consolidated financial statements on or before that date as indicated by the “black line” division in the financial statements. References to “Successor” relate to our financial position and results of operations after the Effective Date. References to “Predecessor” refer to the financial position and results of operations of the Company and its subsidiaries on or before the Effective Date.

Our historical results for any period are not necessarily indicative of results to be expected for any future period. You should read the following summary financial information in conjunction with the consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Form 10-Q for quarterly period ended September 30, 2021, incorporated by reference elsewhere in this prospectus.

Selected Statements of Operations Information:

	Successor	Predecessor
	September 30, 2021	Period from January 1, 2021 through September 29, 2021	Nine months ended September 30, 2020
Revenues and other income:
Operating lease revenue	$-	$5,753,900	$12,395,800
Maintenance reserves revenue, net	-	-	221,400
Finance lease revenue	-	-	56,300
Net (loss)/gain on disposal of assets	-	(194,900)	8,700
Other income/(loss)	-	2,700	(23,200)
Total revenues and other income	-	5,561,700	12,659,000
Loss from operating	-	14,270,100	43,827,400
Net income (loss)	$-	$18,900,100	$(27,777,200)
Income (loss) per share*:
Basic	$-	$2.45	$(3.59)
Diluted	$-	$2.45	$(3.59)
Weighted average shares used in income (loss) per share computations*:
Basic	22,084,055	7,729,420	7,729,420
Diluted	22,084,055	7,729,420	7,729,420

Net income (loss)	-	18,900,100	(27,777,200)
Other comprehensive income/(loss):
Unrealized losses on derivative instruments	-	-	(575,000)
Reclassification of net unrealized losses on derivative instruments to interest expense	-	2,600	1,706,200
Tax expense related to items of other comprehensive loss	-	(600)	(243,200)
Other comprehensive income	-	2,000	888,000
Total comprehensive income (loss)	-	18,902,100	(26,889,200)

Selected Balance Sheet Information:

	Successor	Predecessor
	September 30,	September 29,	December 31,
	2021	2021	2020

Cash and cash equivalents	$10,625,600	$10,527,200	$2,408,700
Total assets	18,883,100	45,245,400	93,377,800
Total liabilities	1,878,300	54,862,100	110,994,100
Stockholders’ deficit:
Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued and outstanding	-	-	-
Common stock, $0.001 par value, 40,000,000 shares authorized, 22,084,055, 7,729,420 and 7,729,420 shares outstanding at September 30, 2021, September 29, 2021 and December 31, 2020*	22,100	7,700	7,700
Paid-in capital*	16,982,700	16,811,900	16,776,900
Accumulated deficit	-	(23,399,000)	(31,361,600)
Accumulated other comprehensive loss	-	-	(2,000)
	17,004,800	(6,579,400)	(14,579,000)
Treasury stock at cost, 0, 1,066,600 and 1,066,660 shares at September 30, 2021, September 29, 2021 and December 31, 2020*	-	(3,037,300)	(3,037,300)
Total stockholders’ deficit	17,004,800	(9,616,700)	(17,616,300)
Total liabilities and stockholders’ deficit	$18,883,100	$45,245,400	$93,377,800

*	Retrospectively restated to give effect to five for one forward stock split effective December 30, 2021.

PRIVATE PLACEMENT OF SECURITIES

On September 30, 2021 we entered into and consummated the transactions contemplated by a Securities Purchase Agreement with nine investors pursuant to which we issued and sold 2,870,927 (14,345,635 post-split) shares of common stock, par value $0.001 per share at $3.85 for each share of common stock, for an aggregate purchase price of approximately $11,053,069.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings with the SEC are also available to the public at the SEC’s Internet web site at http://www.sec.gov.

We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not include all of the information contained in the registration statement and the included exhibits, financial statements and schedules. You are referred to the registration statement, the included exhibits, financial statements and schedules for further information. This prospectus is qualified in its entirety by such other information.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available to the public over the Internet at the website of the SEC referred to above. We maintain a website at http://www.aerocentury.com. The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and certain information that we will later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, as well as any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of the initial registration statement and prior to the effectiveness of this registration statement, and any filings made after the date of this prospectus until we sell all of the securities under this prospectus, except that we do not incorporate any document or portion of a document that was furnished and deemed by the rules of the SEC not to have been filed:

●	Our annual report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on April 15, 2021;

●	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 filed with the SEC on May 21, 2021, August 23, 2021, and November 19, 2021, respectively;

●	Our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on May 25, 2021; August 10, 2021 as amended on August 13, 2021; August 17, 2021; August 31, 2021; September 29, 2021; October 1, 2021; October 8, 2021; October 25, 2021; November 4, 2021; December 17, 2021 (regarding an amendment to Mr. Yucheng's employment agreement); December 29, 2021; and January 3, 2022.

●	Our Schedule 14F-1 filed with the SEC on September 16, 2021;

●	Our Schedule 14A filed with the SEC on November 18, 2021;

●	Our Schedule 14C filed with the SEC on December 3, 2021; and

●	The description of our common stock contained in our Form 8-A/A filed with the SEC on February 5, 1999, including any amendment or report filed for the purpose of updating such description.

Additionally, all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, except as to any portion of any report or document that is not deemed filed under such provisions, (i) after the effective date the registration statement containing this prospectus and (ii) until the earlier of the date on which all the securities registered hereunder have been sold or the registration statement of which this prospectus is a part has been withdrawn, shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents. Any information that we subsequently file with the SEC that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Items 2.02, 7.02 or 9.01 of Form 8-K.

Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: 3000 El Camino Real, Bldg. 4, Suite 200, Palo Alto, CA; Attention: Corporate Secretary, Telephone (650) 340-1888.

SELLING STOCKHOLDERS

This prospectus covers the possible resale by the selling stockholders identified in the table below of 8,760,935 shares of common stock. The selling stockholders may sell some, all or none of their shares of common stock. We do not know how long the selling stockholders will hold the shares of common stock before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares.

The following table presents information regarding the selling stockholders and the shares that each may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholders relating to such shares, including (i) all of the shares offered hereby, and (ii) to our knowledge, all other securities held by each of the selling stockholders as of the date hereof, and reflects their respective holdings as of December 31, 2021. Except for the ownership of shares of capital stock and as described below, each selling stockholder has not had any material relationship with us within the past three years except as noted. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder. The percentage of shares beneficially owned prior to the offering is based on 22,084,055 shares of our common stock actually outstanding as of December 31, 2021.

	Shares Beneficially Owned Before	Shares to be Sold in this	Shares Beneficially Owned After Offering
Name of Selling Stockholder	this Offering	Offering	Number	Percentage
Yucheng Hu * Group 7,Yantai Village, Liaoye Town, Yingshan, Sichuan, China 637700	7,991,005	2,397,305	5,593,700	25.3%
TongTong Ma 4-3-8 Guofeng Community, Congtai District, Handan, Hebei, China 056000	909,090	909,090	0	-
Qiang Zhang Group 6,Yantai Village, Liaoye Town, Yingshan, Sichuan, China 637700	1,038,960	1,038,960	0	-
Yanhua Li 58 Litao Hutong, Fusan Village, Dianshang, Handan, Hebei, China 057350	974,025	974,025	0	-
Yiyi Huang Huoli Kangcheng Community, Houjiatang Street, Yuhua District, Changsha, Hunan, China 410000	844,155	844,155	0	-
Yu Wang D1988 Jindi Sanqianfu, Leifeng Road, Wangcheng, Changsha, Hunan, China 410000	259,740	259,740	0	-
Hao Yang G2-102 Xinchengshijia, Renmin East Road 398, Changsha, Hunan, China 410000	1,038,960	1,038,960	0	-
Jing Li 6 Floor, Sigma Plaza, No. 49 Zhichun Road, Haidian District, Beijing, China 100000	909,090	909,090	0	-
Yeh Cheng World Trade Apartment, Building B, Apartment 5e, Beijing,China 100001	389,610	389,610	0	-

*	Mr Hu is our Chairman of the Board, Chief Executive Officer and President.

DESCRIPTION OF OUR CAPITAL STOCK

The selling stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. This prospectus provides you with a general description of the common stock the selling stockholders may offer.

The description below of our capital stock and provisions of our second amended and restated certificate of incorporation and second amended and restated bylaws are summaries and are qualified by reference to the second amended and restated certificate of incorporation and the second amended and restated bylaws. These documents are filed as exhibits to the registration statement of which this prospectus is a part.

The total number of shares of all classes of capital stock which we have authority to issue is 42,000,000 shares of capital stock, consisting of (i) 40,000,000 shares of common stock, par value $0.001 per share, and (ii) 2,000,000 shares of preferred stock, par value $0.001 per share. As of December 31, 2021, there were no outstanding shares of preferred stock and 22,084,055 outstanding shares of common stock.

Common Stock

Holders of our common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Our second amended and restated certificate of incorporation does not provide for cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. Our common stock is currently listed on the NYSE American under the symbol “ACY.”

Preferred Stock

The board of directors has the authority, without further action by the stockholders, to issue up to 2,000,000 shares of preferred stock, $0.001 par value per share, in one or more series. The board of directors will also have the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any series.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the company without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock.

Anti-Takeover Effects of Provisions of our Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws

Our second amended and restated certificate of incorporation and our second amended and restated bylaws contain certain provisions that could have the effect of delaying, deterring or preventing another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Undesignated Preferred Stock

As discussed above, our board of directors will have the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Limits on Ability of Stockholders to Call a Special Meeting

Our second amended and restated bylaws provide that special meetings of the stockholders may be called only by the majority of our board of directors or by stockholders owning at least 25% of our outstanding common stock, which may delay the ability of our stockholders to force consideration of a proposal.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our second amended and restated bylaws require advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

No Cumulative Voting

Our second amended and restated certificate of incorporation and second amended and restated bylaws does not permit cumulative voting in the election of directors. Cumulative voting allows a stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board’s decision regarding a takeover.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporate Law, or DGCL, regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

●	prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or

●	at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our second amended and restated certificate of incorporation and second amended and restated bylaws, as amended upon the completion of this offering, could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Forum Selection

Our second amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for:

●	any derivative action or proceeding brought on our behalf;

●	any action asserting a breach of fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders;

●	any action asserting a claim against us arising pursuant to any provisions of the DGCL, our second amended and restated certificate of incorporation or our second amended and restated bylaws; or

●	any action asserting a claim against us that is governed by the internal affairs doctrine.

These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. Furthermore, the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find either exclusive-forum provision in our second amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm our business.

These exclusive-forum provisions are not intended to apply to any causes of action arising under the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Listing

Our common stock is listed on the NYSE American under the symbol “ACY”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock, 1 State Street 30th Floor, New York, NY 10004-1561.

USE OF PROCEEDS

We are registering shares of our common stock for the selling stockholders. We will not receive any of the proceeds from any sale or other disposition of the common stock covered by this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling stockholders.

PLAN OF DISTRIBUTION

The selling stockholders, including their transferees, donees, pledgees, assignees and successors-in-interest, may, from time to time, sell, transfer or otherwise dispose of any or all of the shares of common stock offered by this prospectus from time to time on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Because each of the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed the selling stockholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

We will not receive any proceeds from the sale of the shares by the selling stockholders.

LEGAL MATTERS

Lewis Brisbois Bisgaard & Smith LLP, San Francisco, CA will pass upon legal matters in connection with the validity of the common stock offered hereby.

EXPERTS

The consolidated financial statements as of December 31, 2020 and 2019 and for the years then ended incorporated by reference in this prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

On September 22, 2021, BDO USA, LLP (“BDO”) resigned as the independent accountant that was previously engaged as the principal accountant to audit our financial statements. BDO’s reports on our financial statements for the fiscal years ended December 31, 2019 and 2020 included an explanatory paragraph which indicated that there was substantial doubt as to our ability to continue as a going concern. BDO’s reports did not contain an adverse opinion or disclaimer of opinion, and were otherwise not qualified or modified as to uncertainty, audit scope or accounting principles, except for the going concern matter. The resignation of BDO was accepted by the Board of Directors of the Company on September 22, 2021. During the fiscal years ended December 21, 2019 and 2020, and through the interim period ended September 22, 2021, there were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to BDO’s satisfaction, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report on any of our financial statements for such periods. During the fiscal years ended December 31, 2019 and 2020 and the subsequent interim period through September 22, 2021, there were no reportable events (as that term is described in Item 304(a)(1)(v) of Regulation S-K), except as previously disclosed, there was a material weakness in our internal control over financial reporting related to our tax review control for complex transactions.

On October 23, 2021, the Board of Directors, acting upon the recommendation of the Audit Committee, approved the engagement of Audit Alliance LLP (“AA”), effective as of October 23, 2021, to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

During the two most recent fiscal years ended December 31, 2020 and 2019 and through the date the Company selected AA as its independent registered public accounting firm, neither the Company nor anyone on behalf of the Company consulted AA regarding any accounting or auditing issues involving the Company, including (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or (ii) any matter that was the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K of the Securities Exchange Act of 1934, as amended, and the related instructions to Item 304 of Regulation S-K) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

INTERESTS OF NAMED EXPERTS AND COUNSEL

Except as noted below, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The estimated expenses payable by the registrant in connection with the issuance and distribution of the securities being registered are as follows:

SEC Registration Fee		$7,244.28
Legal Fees and Expenses*
Accounting Fees and Expenses*
Miscellaneous Fees and Expenses*
Total:	$

*	Estimated solely for the purposes of this Item. Actual expenses may vary.

Item 14. Indemnification of Directors and Officers

The Registrant’s Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws provides that the Registrant shall indemnify its directors, officers employees and agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we issued the securities described below without registration under the Securities Act. Unless otherwise indicated below, the securities were issued pursuant to the private placement exemption provided by Section 4(a)(2) of the Securities Act.

On September 30, 2021 we entered into and consummated the transactions contemplated by a Securities Purchase Agreement with nine investors pursuant to which we issued and sold 2,870,927 (14,354,635 post-split) shares of common stock, par value $0.001 per share at $3.85 for each share of common stock, for an aggregate purchase price of approximately $11,053,069.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

3.1.1	Second Amended and Restated Certificate of Incorporation of AeroCentury Corp (Incorporated herein by reference to Exhibit 3.1 to the registrant’s Report on Form 8-K filed with the SEC on October 1, 2021).
3.1.2	Certificate of Amendment to the Certificate of Incorporation of AeroCentury Corp. (Incorporated herein by reference to Exhibit 3.1 to the registrant’s Report on Form 8-K filed with the SEC on December 29, 2021).
3.2	Second Amended and Restated Bylaws of AeroCentury Corp (Incorporated herein by reference to Exhibit 3.2 to the registrant’s Report on Form 8-K filed with the SEC on October 1, 2021).
5.1	Opinion of Lewis Brisbois Bisgaard & Smith LLP
10.1	Membership Interest Purchase Agreement, dated March 16, 2021, between the Company and Drake Jet Leasing 10 LLC, incorporated herein by reference to that certain Exhibit 10.1 Report on Form 8-K filed by the Company with the SEC on March 22, 2021.
10.2	Borrower Parent Transfer Agreement, made as of March 16, 2021 among the Company, Drake Jet Leasing 10 LLC; ACY E-175 LLC; Norddeutsche Landesbank Girozentrale, New York Branch, Norddeutsche Landesbank Girozentrale, and Wilmington Trust Company, a Delaware Trust Company, incorporated herein by reference to that certain Exhibit 10.2 Report on Form 8-K filed by the Company with the SEC on March 22, 2021.
10.3	Side Letter No. 1, dated as of March 16, 2021, by and between the Company, Drake Asset Management Jersey Limited, Drake Jet Leasing 10 LLC and UMB Bank, N.A, incorporated herein by reference to that certain Exhibit 10.3 to the Report on Form 8-K filed by the Company with the SEC on March 22, 2021.
10.4	Plan Sponsor Agreement, dated as of August 16, 2021, by and among AeroCentury Corp., JetFleet Holding Corp., and JetFleet Management Corp. and Yucheng Hu, Hao Yang, Jing Li, Yeh Cheng, Yu Wang, TongTong Ma, Qiang Zhang, Yanhua Li, and Yiyi Huang. (Incorporated herein by reference to Exhibit 10.1 to the registrant’s Report on Form 8-K filed with the SEC on October 1, 2021).
10.5	Securities Purchase Agreement, dated as of September 30, 2021, by and among Aerocentury Corp, the Plan Sponsor, and Yucheng Hu, in the capacity as the representative for the Plan Sponsor. (Incorporated herein by reference to Exhibit 10.2 to the registrant’s Report on Form 8-K filed with the SEC on October 1, 2021).
10.6	Series A Preferred Stock Purchase Agreement, dated as of September 30, 2021, by and between JetFleet Holding Corp. and AeroCentury Corp. (Incorporated herein by reference to Exhibit 10.3 to the registrant’s Report on Form 8-K filed with the SEC on October 1, 2021).
10.7	Form of Independent Director Agreement (Incorporated herein by reference to Exhibit 10.4 to the registrant’s Report on Form 8-K filed with the SEC on October 1, 2021).
10.8	Form of Employment Agreement (Incorporated herein by reference to Exhibit 10.5 to the registrant’s Report on Form 8-K filed with the SEC on October 1, 2021).
10.9+	Employment Agreement by and between AeroCentury Corp and Florence Ng, dated as of October 1, 2021 (Incorporated herein by reference to Exhibit 10.6 to the registrant’s Report on Form 8-K filed with the SEC on October 1, 2021).
10.10+	Amendment to Employment Agreement by and between AeroCentury Corp and Florence Ng, dated as of November 1, 2021 (Incorporated herein by reference to Exhibit 10.1 to the registrant’s Report on Form 8-K filed with the SEC on November 4, 2021).
10.11+	Employment Agreement by and between AeroCentury Corp and Yucheng Hu, dated as of December 16, 2021 (Incorporated herein by reference to Exhibit 10.1 to the registrant’s Report on Form 8-K filed with the SEC on December 17, 2021).
10.12	2021 Equity Incentive Plan (Incorporated herein by reference to Exhibit 10.1 to the registrant’s Report on Form 8-K filed with the SEC on January 3, 2022).
21.1	Subsidiaries of AeroCentury Corp.
23.1	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm
23.2	Consent of Lewis Brisbois Bisgaard & Smith LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to this registration statement) Indicates a management contract or compensatory plan or arrangement.

(b) Schedules - N/A

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that (B) paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(i)	The undersigned registrant hereby undertakes that:

(1)	for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on this 18th day of January, 2022.

AeroCentury Corp.

Dated: January 18, 2022	By:	/s/ Yucheng Hu
Yucheng Hu
Chief Executive Officer (Principal Executive Officer)

Dated: January 18, 2022	By:	/s/ Qin (Carol) Wang
Qin (Carol) Wang
Chief Financial Officer (Principal Financial and Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Yucheng Hu and as attorney-in-fact, with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yucheng Hu	Chairman of the Board, Chief Executive Officer and President	January 18, 2022
Yucheng Hu

/s/ Florence Ng	Director	January 18, 2022
Florence Ng

/s/ Jianan Jiang	Director	January 18, 2022
Jianan Jiang

/s/ Qin Yao	Director	January 18, 2022
Qin Yao

/s/ Siyuan Zhu	Director	January 18, 2022
Siyuan Zhu